Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS 8% NET SALES GROWTH AND SUBSTANTIAL EARNINGS GROWTH IN FIRST-QUARTER 2010
Based on the strong performance, Hanesbrands raises 2010 EPS guidance
WINSTON-SALEM, N.C. (April 21, 2010) — Hanesbrands Inc. (NYSE: HBI) today reported that first-quarter 2010 net sales increased 8.2 percent and diluted earnings per share increased to $0.37 from a loss of $0.20 a year ago.
The strong earnings growth was primarily a result of increased sales (which contributed $0.17 of EPS growth), improved operating margin ($0.25 of growth), and lower restructuring ($0.15 of growth).
Net sales increased by $70 million to $927.8 million with every business segment except Hosiery reporting sales growth. Net sales in the year-ago quarter were $857.8 million.
The company’s significant retail shelf-space gains contributed approximately 6 percentage points of sales growth, while approximately 2 percentage points of growth was driven by increased retail sell through, retailer inventory restocking, and foreign currency exchange rates.
“We are off to a strong start to 2010 as a result of our investment in our brands and in our supply chain during the recession,” Hanesbrands Chairman and Chief Executive Officer Richard A. Noll said. “Our brands are stronger than ever, gaining significant retail shelf space across all channels of trade. We expect to maintain this momentum throughout 2010.”
Based on the strong performance in the quarter, Hanesbrands is revising its 2010 guidance for net sales and is raising its 2010 EPS guidance. For the year, net sales are expected to increase by 6 percent to 8 percent, and EPS is expected to be in the range of $2.15 to $2.27.

Hanesbrands Inc. Reports 8% Net Sales Growth and Substantial Earnings Growth in First-Quarter 2010 — Page 2
Business Segment Summary and Highlights
Of the $70 million in sales growth in the first quarter, the Innerwear segment contributed $33 million, Outerwear contributed $24 million, Direct to Consumer accounted for $3 million and International contributed $15 million, with those gains slightly offset by the $5 million combined decline in the Hosiery and Other segments.
The business segments generated $46 million of increased operating profit in the quarter. The Innerwear segment contributed $28 million of the increase, Outerwear contributed $19 million, Hosiery contributed $1 million despite a sales decline, and International added $2 million. The Direct to Consumer segment had $4 million lower operating profit than a year ago.
Key business segment highlights include:
•	Innerwear sales were driven by increases in all product categories, with double-digit sales growth of male underwear. Retail sell-through rates were slightly above expectations throughout the quarter. The segment had strong operating profit growth even with a $6 million increase in media and other marketing investment in the quarter.

•	The first quarter is the seasonal low quarter for Outerwear, but the segment produced 11 percent sales growth and a $19 million increase in operating profit. The company’s Just My Size brand of plus-size apparel drove retail casualwear sales growth of nearly 50 percent, while retail activewear and wholesale casualwear both delivered mid-single-digit sales gains.

•	International segment sales increased in all geographies except Japan and Western Europe.
Other Comments
Inventories at the end of the quarter were $1.18 billion, a 9 percent decrease from last year’s quarter end. Hanesbrands increased its inventories from the beginning of the fiscal year in order to build for the seasonally stronger second quarter and back-to-school period, in order to support new programs, and due to slightly higher work-in-progress as a result of disrupted Haiti production and the Nanjing, China, textile plant ramp-up.
Earnings before interest, taxes, depreciation and amortization nearly tripled in the first quarter to $107 million from $36 million a year ago.
Hanesbrands has earned the U.S. Environmental Protection Agency’s Energy Star 2010 Partner of the Year award for its accomplishments in strategic energy management. The company also launched a new corporate social responsibility section on its corporate website that outlines the company’s worldwide goals to reduce energy use and carbon emissions, including goals to use renewable energy for 30 percent of its energy needs and to reduce carbon dioxide emissions by 15 percent per product produced.

Hanesbrands Inc. Reports 8% Net Sales Growth and Substantial Earnings Growth in First-Quarter 2010 — Page 3
2010 Guidance
Hanesbrands has revised its 2010 net sales guidance to 6 percent to 8 percent growth. The company continues to expect slightly more than 5 percentage points of growth from retail shelf-space gains. Based on strong first-quarter performance, the company expects sales growth of at least 1 to 3 percentage points from an overall increase in consumer spending and retailer inventory restocking.
As a result of increased sales expectations, the company will invest an incremental $5 million to $10 million in advertising and trade spending over the remainder of the year and has raised its 2010 EPS guidance to a range of $2.15 to $2.27. As communicated with previous EPS guidance, if earnings approach the high end of the range, the company expects to consider additional investment in advertising and trade promotion to support 2011 growth.
Certain Financial Measures
Earnings before interest, taxes, depreciation, and amortization is a non-GAAP financial measure. Hanesbrands has chosen to provide the EBITDA measure to investors to enable them to perform additional analyses of past, present and future operating performance and as a supplemental means of evaluating Hanesbrands’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP or other pro forma measures used by other companies. See Table 2 for reconciliation.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast may be accessed on the home page of the Hanesbrands corporate website, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands website. A telephone playback will be available from approximately 7 p.m. EDT today through midnight April 28, 2010. The replay will be available by calling toll-free (800) 642-1687, or by toll call at (706) 645-9291. The replay pass code is 69031433.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments

Hanesbrands Inc. Reports 8% Net Sales Growth and Substantial Earnings Growth in First-Quarter 2010 — Page 4
to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply chain sources; the impact of natural disasters; the impact of dramatic changes in the volatile market price of cotton and increases in prices of other materials used in our products; the impact of increases in prices of oil-related materials and other costs such as energy and utility costs; our ability to effectively manage our inventory and reduce inventory reserves; our ability to continue to effectively distribute our products through our distribution network as we continue to consolidate our distribution network; our ability to optimize our global supply chain; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of everyday apparel essentials under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there and Wonderbra. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanesbrands has approximately 45,000 employees in more than 25 countries. More information about the company may be found on the Hanesbrands Internet website at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	April 3, 2010	April 4, 2009	% Change
Net sales	$927,840	$857,841	8.2%
Cost of sales	600,410	599,965

Gross profit	327,430	257,876	27.0%
As a % of net sales	35.3%	30.1%

Selling, general and administrative expenses	241,718	223,238
As a % of net sales	26.1%	26.0%

Restructuring	—	18,671

Operating profit	85,712	15,967	436.8%
As a % of net sales	9.2%	1.9%

Other expenses	1,406	3,946
Interest expense, net	37,495	36,800

Income (loss) before income tax expense (benefit)	46,811	(24,779)
Income tax expense (benefit)	10,298	(5,451)

Net income (loss)	$36,513	$(19,328)	NM

Earnings (loss) per share:
Basic	$0.38	$(0.20)
Diluted	$0.37	$(0.20)	NM

Weighted average shares outstanding:
Basic	96,326	94,493
Diluted	97,493	94,493
TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	April 3, 2010	April 4, 2009	% Change
Segment net sales:
Innerwear	$450,817	$417,990	7.9%
Outerwear	241,848	217,511	11.2%
Hosiery	47,908	50,382	-4.9%
Direct to Consumer	84,492	81,396	3.8%
International	102,775	87,919	16.9%
Other	—	2,643	-100.0%

Total net sales	$927,840	$857,841	8.2%

Segment operating profit (loss):
Innerwear	$74,976	$47,356	58.3%
Outerwear	4,962	(13,719)	NM
Hosiery	18,506	17,473	5.9%
Direct to Consumer	873	4,408	-80.2%
International	10,905	9,168	18.9%
General corporate expenses/other	(24,510)	(24,292)	0.9%
Restructuring and related expenses	—	(24,427)	-100.0%

Total operating profit	$85,712	$15,967	436.8%

EBITDA:
Net income (loss)	$36,513	$(19,328)
Interest expense, net	37,495	36,800
Income tax expense (benefit)	10,298	(5,451)
Depreciation and amortization	22,836	24,050

Total EBITDA	$107,142	$36,071	197.0%

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 3, 2010	January 2, 2010
Assets
Cash and cash equivalents	$42,620	$38,943
Trade accounts receivable, net	440,300	450,541
Inventories	1,183,414	1,049,204
Other current assets	278,832	283,869

Total current assets	1,945,166	1,822,557

Property, net	587,469	602,826
Intangible assets and goodwill	455,195	458,216
Other noncurrent assets	452,233	442,965

Total assets	$3,440,063	$3,326,564

Liabilities
Accounts payable and accrued liabilities	$664,260	$647,606
Notes payable	62,577	66,681
Current portion of debt	145,381	164,688

Total current liabilities	872,218	878,975

Long-term debt	1,781,672	1,727,547
Other noncurrent liabilities	410,069	385,323

Total liabilities	3,063,959	2,991,845

Equity	376,104	334,719

Total liabilities and equity	$3,440,063	$3,326,564

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	April 3, 2010	April 4, 2009
Operating Activities:
Net income (loss)	$36,513	$(19,328)
Depreciation and amortization	22,836	24,050
Other noncash items	13,603	12,096
Changes in assets and liabilities, net	(111,914)	(74,794)

Net cash used in operating activities	(38,962)	(57,976)

Investing Activities:
Purchases/sales of property and equipment, net	11,645	(55,266)

Financing Activities:
Net borrowings on notes payable, debt, and other	30,717	78,270

Effect of changes in foreign currency exchange rates on cash	277	(701)

Increase (decrease) in cash and cash equivalents	3,677	(35,673)

Cash and cash equivalents at beginning of year	38,943	67,342

Cash and cash equivalents at end of period	$42,620	$31,669